Jointly Running School Cooperation Agreement

This Agreement shall be signed by Guangzhou University, CIBT Education Group Inc. (Canada) and its fully-owned subsidiary Beijing Fenghua Education Consulting Co. Ltd. (called CIBT for short) and Liberal Arts Education Investment Co. Ltd. under the principles of honesty, trust and mutual development. Details of the Agreement are as follows:

1. Cooperating Parties

Party A:

● Guangzhou University

Address: 220 West Road, High Education Outer Ring, Guangzhou, China, 510006

Telephone: +86-20-3936-6232

Legal Representative: Yu, Jianshe

Party B:

● CIBT Education Group

Address: 1200-777 West Broadway, Vancouver, BC, Canada, V5Z 4J7

Telephone: +1-604-871-9909

Legal Representative: Toby Yam-Chung Chu, President & CEO

Party C:

● Liberal Arts Education Investment Co. Ltd.

Address: 1601 Friendship Center 1 Fanhua Road, Shiqiao, Guangzhou, China, 511400

Telephone: +86-20-8481-1320

Legal Representative: Xu, Jinfeng

2. Partner Profile:

Guangzhou University

Guangzhou University located in the oldest and the third largest city Guangzhou. Approved by the ministry of Education, Guangzhou University, was founded as a comprehensive university on July 11,2000 by merging the tertiary educational institutions previously known as Guangzhou Normal University, South China Institute of Construction, Guangzhou University, Guangzhou Junior Teachers’ College, and Guangzhou Institute of Education, Guangzhou University is operated jointly by Guangzhou Municipal Government and Guangzhou Provincial Government while the University’s administration is largely subject to the Guangzhou Municipal Government.
The university is currently authorized to run 17 postgraduate programs and 62 undergraduate programs under eight fields of study including Literature, Science, Engineering, Economics, Management, Law, Education and History. Guangzhou University has a total staff of 2,588 including one academician of the Chinese.  There is over 2,401 faculty and staff employed by the university and over 20,063 full-time students. The University has up to 57 research institutes centers specializing in wide range of fields including the Institute of Educational Software, the Earthquake Engineering Research & Test Center, the Institute of Educational Sciences, and the Institute of Advanced Manufacturing Technology. Guangzhou University has so far established partnership in a wide range of disciplines with universities and academic institutions of the U.S.A, Australia, France, Russia, Italy South Korea, Japan, Sweden, and in the regions including Taiwan, Hong Kong and Macao.

CIBT Education Group (CIBT for short)

CIBT Education Group Inc. is an education management company focused on the global education market. Listed on the Toronto Stock Exchange and the NYSE Amex, CIBT Group owns and operates a network of business, technical and language colleges and has cooperative joint programmes at over 70 locations in 18 countries. Its subsidiaries include Sprott-Shaw Community College (established in 1903), Sprott-Shaw Degree College, CIBT School of Business China, and King George International College. Through these subsidiaries, CIBT Group offers Western and Chinese accredited business and management degrees, and programmes in college preparation, automotive maintenance, information technology, hotel management and tourism, English language training, English teacher certification, and other career/vocational training. In addition to its wholly-owned subsidiaries, CIBT Group is the exclusive licensee for the American Hotel & Lodging Association Educational Institute (ALHA-EI) in China and the Philippines, and the WyoTech Automotive Institute for China. CIBT also owns Irix Design Group, a leading design and advertising company based in Vancouver, Canada.

Liberal Arts Education Investment Co. Ltd. (LAE for short)

Liberal Arts Education Investment has an independent legal education investment company, was established in Guangdong province. As a CIBT authorized operation centre in southern China, LAE will provide the most comprehensive, advanced, practical international education and international vocational training to Chinese student. Also, LAE will provide the greatest economic benefits to cooperation parties. The major services of LAE include: study abroad (education network all around the world with famous universities), continuing study (to meet the needs of students who have diversified education goals), job placement (to authorized by international vocational institute and increase students’ competitive advantage), and immigration (to apply work permit and immigration in Canada). The company has many professional consultants and application specialists, who have rich work and study abroad experience in foreign country. According to LAE’s mission statement “customer first, pragmatic innovation, the pursuit of excellence”, the company offering exclusive formulated study abroad program to each student, for example language training, apply for school and VISA, estimate cost of study abroad.

3. Cooperative Principle and Objectives:

a)
Principle: Three parties in the unity of purpose, complementary advantages, under mutually beneficial interaction premise, using the respective educational resources and educational advantages, through held various education cooperation project in China and all around the world, introduce new educational philosophy, management  style and operation mode, expand the scope of education and teaching, improves quality of teaching,  and expand Party A, Party B, and Party C’s influence in the international education market. Proposed programs are Business Administration, International Finance and Trade, E-commerce, TOEFL, IELTS and other international professional education programs etc.

b)	Objectives:

I.	With full use of Guangzhou University educational system and educational resources, establish Guangzhou University China and Canada International Education College;

II.
The international exchange education held in Guangzhou was recognized by the world famous university, also it builds the good foundation for introduce world famous university cooperate with Guangzhou University;

III.	Full use of Party A’s educational facilities, students, and social network to provide a solid foundation for the cooperation;

IV.
Take full advantage from Party B introduced a number of foreign famous educational institutions such as the core professional curriculum and advanced educational resources, then carry out western education and the international professional certification training in China;

V.	Take full advantage from Party C’s domestic and abroad social network and business operation capabilities, provides condition for all cooperate program and creates economic benefits;

VI.	Take Full advantage of all parties in China, North America, Asia and other parts of education network to promo Guangzhou University’s program to the world;

VII.	Providing students with international exchange opportunity and employment services by using three parties in domestic and international network.

VIII.
 According to three parties recognition for new education philosophy, use all difference educational resources and employment opportunities for different levels and needs students provide individualize education and employment services.

Corperation Programs:

1.	International Education Cooperation and Exchange Program: Bachelor Program (2+2)

2.	Multi-country preparatory course program

3.	Associate degree upgrade to Master

4.	Bachelor degree upgrade to Master

5.	CGA

6.	GLC Polycom, TESOL

Agreement Execution and Termination:

1.	Party A and Party C mainly take responsible for regular operations, publicity and recruitment work in China. Party B mainly take responsible for overseas operations and students’ employment services;

2.
Three parties will also consider cooperate long distance education and vocational education, if  any new cooperation intention will reach in the future, the new mode of operation of the program is also followed by this agreement.

3.
Under this agreement, three parties should negotiate about establish Guangzhou University China and Canada International Education College as soon as possible, and meets the agreement before the end of May;

4.
This Agreement shall be effective from the day on which it is signed and sealed by three parties’ (Party A, Party B, and Party C) representative. If any other content of cooperation agreement have direct conflict with this agreement, then take the corresponding cooperative agreement as the standard.

5.
Validity of this Agreement will determine based on the specific program carry out time. Party A, Party B and Party C may hold discussions 6 months prior to the expiry date of this Agreement to determine whether to terminate or extend the cooperative terms of this Agreement.

There are 3 original copies of this Agreement that have the same binding power, 1 for each party.

Party A: Guangzhou University	Party C: Liberal Arts Education Investment Co. Ltd.

Seal:	Seal:

Representative Signature: /s/ Jianshe Yu	Representative Signature: /s/ Jinfeng Xu

Date:February 16, 2011	Date: February 16, 2011

Party B: CIBT Education Group/Beijing Fenghua Education Consulting Co. Ltd.

Seal:

Representative Signature: /s/ Toby Chu

Date:  February 16, 2011

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